Exhibit 99.1

Sun Hydraulics Announces Death of Robert E. Koski, Founder and Chairman Emeritus

SARASOTA, FLA, October 14, 2008—It is with deepest regrets that Sun Hydraulics Corporation (NASDAQ: SNHY) reports that the founder of Sun, Bob Koski, died on October 11, 2008, at his home in Sarasota. Bob was 79 at the time of his death.

A graduate of Dartmouth College (Class of ‘51), Bob moved to Sarasota, FL in 1967 while working for Fluid Controls, Inc., one of the first hydraulic cartridge valve manufacturing companies. In 1970, along with John Allen, Bob founded Sun Hydraulics in Sarasota. Since then, Sun has grown to become a multi-national, publicly held corporation with operations in the United States, England, Germany, France, Korea, China and India; the Company’s headquarters remain in Sarasota.

Bob Koski has long been recognized as an innovative leader in industry. A past Chairman of the National Fluid Power Association, Bob was also an American Society of Mechanical Engineers’ fellow and instrumental in forming the Society’s Fluid Power Systems and Technology Division to advance the role of fluid power in engineering education.

Bob was an avid student of organizations and a pioneer in the development of ‘horizontal management’, which he attributed as the primary reason for Sun’s ongoing success. In his original handwritten business plan for Sun Hydraulics, Bob wrote that “… the ultimate quality of a Corporation is largely determined by the character of its employees who are attracted into employment & develop because of the Corporation’s environment.”

In remembering Bob Koski, Allen Carlson, only the third president in the Company’s history, said, “Everyone at Sun, in fact everyone in our industry, is deeply saddened by Bob’s passing. His contribution to the growth of the hydraulics industry cannot be underestimated. Locally, he was a great benefactor to the community and a champion for doing the right thing, even in difficult circumstances. We will all miss him, but will sustain Bob’s legacy by continuing to advance the principles which he embodied every day of his life; treat people fairly and develop creative solutions to help them solve their problems.”

All the employees of Sun Hydraulics extend their deepest sympathy to Bob’s family.

A Celebration of Life will be held on November 2, 2008, at 4 p.m., at the Asolo Theater, 5555 N. Tamiami Trail, Sarasota, FL.

Per the family’s wishes, memorial donations can be made to:

The Asolo Theater

5555 N. Tamiami Trail

Sarasota, FL 34243

Bob Koski

TideWell Hospice and Palliative Care

5955 Rand Boulevard

Sarasota, FL 34238

The John & Mabel Ringling Museum of Art

5401 Bayshore Road

Sarasota, FL 34243

Marie Selby Botanical Gardens

811 South Palm Avenue

Sarasota, FL 34236

Contact:

Richard K. Arter

Investor Relations

941-362-1200

Tricia L. Fulton

Chief Financial Officer

941-362-1200